EXHIBIT 99

Surface Transportation Board
1925 K Street, N.W.
Washington, D.C. 20423-0001

News

 FOR RELEASE Contact: Dennis Watson
            07/23/98 (Thursday)(202) 565-1596
            No. 98-44TDD/TDY 1-(800) 877-8339
            www.stb.dot.gov


SURFACE TRANSPORTATION BOARD ISSUES WRITTEN DECISION APPROVING
"CSX-NORFOLK SOUTHERN-CONRAIL" RAILROAD MERGER

Surface Transportation Board (Board) Chairman Linda J. Morgan announced today that the Board has issued its written decision carrying out the Board's June 8, 1998 vote in open conference granting, with conditions, the application of CSX [FOOTNOTE 1:
CSX Corporation and CSX Transportation, Inc.] and NS [FOOTNOTE 2:
Norfolk Southern Corporation and Norfolk Southern Railway Company.] to acquire control of Conrail [FOOTNOTE 3: Conrail Inc. and the Consolidated Rail Corporation.] (collectively, applicants) and divide its assets between them.

The Board's written decision concerning this major railroad restructuring-the largest in the Nation's history-was issued 13 months after the June 23, 1997 application was filed, and on the date scheduled by the Board. The written decision applies the statutory public interest standard for Board consideration of major railroad mergers and consolidations. In applying that standard, the Board noted that the transaction, as enhanced by the conditions it is imposing, will result in a procompetitive restructuring of rail transportation throughout much of the Eastern United States. It explained that NS and CSX will be in a position to provide balanced and sustainable competition, each over about 20,000 miles of track. Moreover, the Board stressed that the transaction will result in new, two-railroad competition for thousands of shippers in the various shared assets and joint access areas that were previously served by only one railroad. The Board found that the transaction will result in new single-line service for many shippers, and will result in no significant loss of competition for shippers and communities because, in the relatively few instances where the transaction would have resulted in a reduction from two serving railroads to one, the Board imposed a condition requiring access to a second railroad.

The Board discussed in detail the numerous conditions imposed upon the merger including, in particular, the National Industrial Transportation League agreement, which was expanded by the Board and imposed as a condition. In imposing various conditions, it has been the Board's aim not to undermine the strength and integrity of the merger proposal, as augmented by important privately negotiated agreements, which clearly benefits the public interest. In this regard, the Board has not altered the already procompetitive shared assets areas carefully negotiated by applicants. But, the Board has used its broad conditioning authority to preserve or enhance service and competitive opportunities for areas in the Northeast that lost significant competitive alternatives in the railroad bankruptcies that led to the formation of Conrail in the 1970s. The Board also recognized the important role of smaller railroads in providing essential service, and imposed several conditions to ensure that this service will be continued. Additionally, the Board imposed conditions to preserve service or competitive opportunities for certain individual shippers.

The decision discusses the imposition of the 5-year oversight period during which the Board will closely study the effectiveness of the conditions imposed. The Board will also closely monitor the operational implementation of this complex transaction, with detailed reporting requirements imposed on the applicant carriers and timely feedback from shippers and labor interests provided for through a Conrail Transaction Council and Labor Task Forces.

The Board determined that its decision appropriately protects the environment. It explained that the transaction has important environmental benefits, most notably, the removal of over a million truck trips a year from the Nation's highways, resulting in reduced costs to taxpayers and significant environmental benefits. The Board also recognized that the proposal raised environmental concerns, which it addressed in the first environmental impact statement ever prepared in a rail merger proceeding. Many of these concerns have been appropriately addressed through settlements, as was the case with key agreements with the City of Cleveland. Other problems were addressed through environmental conditions imposed by the Board. Specifically with regard to safety concerns, at the suggestion of the Federal Railroad Administration (FRA) and rail labor interests, the Board required applicants to submit detailed Safety Integration Plans which were reviewed and approved by both the Board and the FRA. The Board and the FRA also have entered into a Memorandum of Understanding to establish an ongoing monitoring process during implementation of the transaction, in which the U. S. Department of Transportation (DOT) has concurred.

At the request of DOT and several rail labor unions, the Board clarified that approval of the transaction does not indicate approval or disapproval of overrides of collective bargaining agreement provisions that applicants have argued are necessary to carry out the transaction and reaffirmed the negotiation and arbitration process as the proper way to resolve important issues relating to employee rights. In imposing the standard New York Dock labor protection conditions, the Board noted that the United Transportation Union and the Brotherhood of Locomotive Engineers, representing almost half of the contract employees of the affected railroads, have entered into settlement agreements with applicants, and support the transaction.

The Board emphasized the broad-based, efficiency enhancing effects of the merger that will be passed through to shippers in terms of lower rates and better service. The decision describes direct, quantifiable cost savings to the railroads in excess of $1 billion annually, much of which will be passed along to the shipping public in terms of reduced rates and better service.

Chairman Morgan and Vice Chairman Gus A. Owen commented with separate expressions. Printed copies of the Board's written decision in CSX Corporation and CSX Transportation, Inc., Norfolk Southern Corporation and Norfolk Southern Railway Company-Operating Leases/Agreements--Conrail Inc. and Consolidated Rail Corporation, STB Finance Docket No. 33388, are available for a fee by contacting: D.C. News & Data, Inc., Room 210, 1925 K Street, N.W., Washington, DC 20423, telephone (202) 289-4357 or
(202) 463-8112. The decision is available for viewing and downloading via the Board's website at www.stb.dot.gov.

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